RUDDICK CORPORATION

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                   NINE MONTHS ENDED
                                           ------------------------------
                                             June 27,          June 28,
                                               1999             1998
                                           -------------    -------------
NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC:
  1.  Net income available to common
      shareholders                          $37,639,000     $33,665,000
                                           =============    =============
  2.  Weighted average common shares
      outstanding - Basic                    46,544,262      46,690,143
                                           =============    =============
  3.  Basic net income per share
      (Item 1 divided by Item 2)                  $.81            $.72
                                           =============    =============

DILUTED:
  1.  Net income available to common
      shareholders                           $37,639,000    $33,665,000
                                           ==============   =============
  2.  Weighted average common shares
      outstanding - Basic                     46,544,262     46,690,143

  3.  Weighted potential shares under
      stock options computed for the
      periods using the Treasury
      Stock Method.                              241,749        316,722
                                            -------------    -----------
  4.  Weighted average common shares
      outstanding - Diluted                   46,786,011     47,006,865
                                            =============    ============
  5.  Net Income Per Share (Item 1
      divided by Item 4)                           $.80          $.72